[ENVIROSTAR LETTERHEAD]

December 8, 2017

Zuf Acquisitions I LLC, D/B/A/ AAdvantage Laundry Systems

Michael Zuffinetti

Ryan C. Smith
Sky-Rent LP

Sky-Rent Management LLC

Teri Dea Zuffinetti

c/o Michael Zuffinetti

Zuf Acquisitions I LLC

3836 Dividend Dr.

Garland, Texas 75042

Ladies and Gentlemen:

Reference is made to that certain (i) Asset Purchase Agreement, dated as of December 8, 2017 (the “Zuf Purchase Agreement”), by and among EnviroStar, Inc., a Delaware corporation (the “Parent”), and AAdvantage Laundry Systems, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Zuf Buyer”), on the one hand, and Zuf Management LLC, a Texas limited liability company, Michael Zuffinetti, Ryan C. Smith and Zuf Acquisitions I LLC, a Texas limited liability company d/b/a/ AAdvantage Laundry Systems ( “Zuf”), on the other hand (collectively, the “Zuf Sellers”); and (ii) Asset Purchase Agreement, dated as of December 8, 2017 (the “Sky-Rent Purchase Agreement”), by and among the Parent and AAdvantage Laundry Systems, Inc., a Delaware limited liability company and a wholly owned subsidiary of the Parent (the “Sky-Rent Buyer”), on the one hand, and Sky-Rent Management LLC, a Texas limited liability company, Michael Zuffinetti, Teri Zuffinetti and Sky-Rent, LP, a Texas limited partnership (“Sky-Rent”), on the other hand (collectively, the “Sky-Rent Sellers”). Pursuant to the Zuf Purchase Agreement, the Zuf Buyer is purchasing substantially all of the assets and assuming certain liabilities of Zuf; and pursuant to the Sky-Rent Purchase Agreement, the Sky-Rent Buyer is purchasing substantially all of the assets and assuming certain liabilities of Sky-Rent, in each case on the terms and conditions set forth therein. Capitalized terms used in this letter (this “Letter Agreement”) but not otherwise defined shall have the meanings set forth in the Zuf Purchase Agreement, including the Appendix thereto, or the Sky-Rent Purchase Agreement, including the Appendix thereto, as applicable.

The Zuf Sellers and the Sky-Rent Sellers are related parties and Zuf and Sky-Rent are under common control and, accordingly, as an inducement for the Parent, the Zuf Buyer and the Sky-Rent Buyer to consummate the Transactions contemplated by the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement, by execution of this Letter Agreement, notwithstanding anything to the contrary contained in the Zuf Purchase Agreement, the Sky-Rent Purchase Agreement or any other Operative Agreement thereunder, the parties hereto agree as follows:

1.	The Parent, the Zuf Buyer and the other Parent Indemnitees under the Zuf Purchase Agreement shall be entitled, in their sole discretion, to use the Escrow Amount under the Sky-Rent Purchase Agreement to satisfy any claims and offsets against the Zuf Sellers under the Zuf Purchase Agreement, including without limitation under Section 1.04 (Working Capital Adjustment), Section 1.05 (Additional Adjustments), Section 1.06 (Collection of Accounts Receivable) and Article 7 (Indemnification) thereof. The Parent, the Sky-Rent Buyer and the other Parent Indemnitees under the Sky-Rent Purchase Agreement shall be entitled, in their sole discretion, to use the Escrow Amount under the Zuf Purchase Agreement to satisfy any claims and offsets against the Sky-Rent Sellers under the Sky-Rent Purchase Agreement, including without limitation under Section 1.04 (Working Capital Adjustment), Section 1.05 (Additional Adjustments), Section 1.06 (Collection of Accounts Receivable) and Article 7 (Indemnification) thereof.

2.	The aggregate amount that that may be offset against the Escrow Amount for adjustments set forth in Section 1.04(c), Section 1.05 and Section 1.06 of the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement shall not exceed $100,000.

3.	The aggregate Minimum Working Capital under the Zuf Purchase Agreement and Sky-Rent Purchase Agreement shall be equal to $6,575,000 (i.e., the $5,667,000 Minimum Working Capital under the Zuf Purchase Agreement plus the $908,000 Minimum Working Capital under the Sky-Rent Purchase Agreement); provided that, if in the reasonable determination of the Parent, each of Zuf and Sky-Rent complies with the provisions set forth in Section 4.04 of the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement, as the case may be, the aggregate Minimum Working Capital shall be $5,575,000; provided further, in such case, the Parent shall determine how the reduction is apportioned between the Minimum Working Capital under the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement.

4.	The Initial Working Capital Adjustments, the Post-Closing Working Capital Adjustments and the Final Working Capital Adjustments under the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement shall be determined on an aggregate basis so that: (i) any downward Working Capital adjustment under the Zuf Purchase Agreement shall be offset by the amount of any excess of Working Capital over Minimum Working Capital under the Sky-Rent Purchase Agreement (solely to the point that it negates such downward adjustment); and (ii) any downward Working Capital adjustment under the Sky-Rent Purchase Agreement shall be offset by the amount of any excess of Working Capital over Minimum Working Capital under the Zuf Purchase Agreement (solely to the point that it negates such downward adjustment).

5.	The Minimum Cash Amount under the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement shall be determined on an aggregate basis so that: (i) any downward Cash Amount adjustment under the Zuf Purchase Agreement as a result of the Company not delivering the Minimum Cash Amount under such agreement shall be offset by the amount of any excess Cash over Minimum Cash Amount under the Sky-Rent Purchase Agreement (solely to the point that it negates such downward adjustment); and (ii) any downward Cash Amount adjustment under the Sky-Rent Purchase Agreement as a result of the Company not delivering the Minimum Cash Amount under such agreement shall be offset by the amount of any excess Cash over the Minimum Cash Amount under the Zuf Purchase Agreement (solely to the point that it negates such downward adjustment).

6.	The term “Parent Indemnitees” under the Zuf Purchase Agreement shall also include the Sky Rent Sellers, each of their respective officers, directors, members, managers, employees, consultants, stockholders, agents, advisors and representatives, and each of their respective Affiliates.

7.	The term “Parent Indemnitees” under the Sky-Rent Purchase Agreement shall also include the Zuf Sellers, each of their respective officers, directors, members, managers, employees, consultants, stockholders, agents, advisors and representatives, and each of their respective Affiliates.

8.	The terms “Threshold” and “Cap” under the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement shall be determined on an aggregate basis. Accordingly, the term “Threshold” shall mean aggregate Losses under the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement of $59,500 (i.e., the $38,500 Threshold under the Zuf Purchase Agreement plus the $21,000 Threshold under the Sky-Rent Purchase Agreement). The term “Cap” shall mean aggregate Losses under the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement of $5,100,000 (i.e., the $3,300,000 Cap under the Zuf Purchase Agreement plus the $1,800,000 Cap under the Sky-Rent Purchase Agreement).

9.	Except as expressly modified hereby, the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement are and will remain unmodified and in full force and effect. Anything to the contrary in this Letter Agreement notwithstanding, in the event of a conflict between the terms and conditions of this Letter Agreement and the terms and conditions of the Zuf Purchase Agreement or the Sky-Rent Purchase Agreement, the terms and conditions of this Letter Agreement shall control and govern. This Letter Agreement may only be amended, restated, supplemented or otherwise modified, and any provision hereof may only be waived, by written agreement duly executed by each party hereto. The provisions of Article 9 (Miscellaneous) of the Zuf Purchase Agreement and the Sky-Rent Purchase Agreement are incorporated by reference into this Letter Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Letter agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first above written.

ENVIROSTAR, INC.

By:	/s/ Henry M. Nahmad
Name:	Henry M. Nahmad
Title:	Chief Executive Officer

AADVANTAGE LAUNDRY SYSTEMS, INC.

By:	/s/ Henry M. Nahmad
Name:	Henry M. Nahmad
Title:	Chief Executive Officer

ZUF ACQUISITIONS I LLC, D/B/A/ AADVANTAGE LAUNDRY SYSTEMS

By:	/s/ Michael J. Zuffinetti
Name:	Michael J. Zuffinetti
Title:	Managing Member

ZUF MANAGEMENT LLC

By:	/s/ Michael J. Zuffinetti
Name:	Michael J. Zuffinetti
Title:	Member

Michael C. Smith
Ryan C. Smith

[Letter Agreement]

SKY-RENT LP

By:	/s/ Michael J. Zuffinetti
Name:	Michael J. Zuffinetti
Title:	Partner

SKY-RENT MANAGEMENT LLC

By:	/s/ Michael J. Zuffinetti
Name:	Michael J. Zuffinetti
Title:	Member

/s/ Teri Dea Zuffinetti
Teri Dea Zuffinetti

[Letter Agreement]